UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2024

PINEAPPLE FINANCIAL INC.

(Exact name of registrant as specified in charter)

Canada	001-41738	Not applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Unit 200, 111 Gordon Baker Road

North York, Ontario M2H 3R1

(Address of principal executive offices) (Zip Code)

(416) 669-2046

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	PAPL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 13, 2024, Pineapple Financial Inc. (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to issue and sell to the investor in a registered direct offering, 382,667 (the “Shares”) of the Company’s common shares, no par value per share (the “Common Shares”) at a price of $0.60 per share, and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,284,000 Common Shares at a price of $0.5999 per share and an exercise price of $0.0001 per Common Share.

The securities to be issued in the registered direct offering were offered pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-282629), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on October 15, 2024, as amended on October 25, 2024, and declared effective on October 29, 2024.

The Pre-Funded Warrants are exercisable upon issuance and will remain exercisable until all the Pre-Funded Warrants are exercised in full.

The registered direct offering closed on November 14, 2024. The gross proceeds from the offering were approximately $1.0 million, before deducting placement agent fees and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Placement Agent Warrants (as defined below).

In addition, pursuant to the Purchase Agreement, the Company agreed to sell to the investor common share warrants to purchase up to 1,666,667 common shares in connection with this offering at purchase price of $0.01 per warrant, subject to certain conditions. Pursuant to the Purchase Agreement, as soon as practicable (and in any event within 60 calendar days of the date of the Purchase Agreement), the Company agreed to file a registration statement on Form S-1 (the “Warrant Registration Statement”) providing for the registration, sale and issuance of the common share purchase warrants. These warrants to be purchased and sold shall be exercisable six months from the issuance at an exercise price of $0.60 per share and will expire 5.5 years from the date of issuance. The purchaser acknowledged and agrees that the Company intends to rely on the provisions of Section 2.1 of OSC Rule 72-503 in connection with the issuance of the these warrants and that it shall be a condition precedent to the issuance of warrants that the Warrant Registration Statement shall have been made effective prior thereto. These common share warrants will only be offered and sold pursuant to an effective registration statement under the Securities Act.

Pursuant to the terms of the Purchase Agreement, from the closing, until 60 days thereafter, subject to certain exceptions, the Company may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Shares or Common Share equivalents, or file any registration statement or any amendment or supplement thereto, other than a prospectus supplement for the Offering and the Warrant Registration Statement. In addition, the Company agreed, until 60 days after the closing of the offering, subject to certain exceptions, not to enter into any Variable Rate Transaction, as such term is defined in the Purchase Agreement.

In connection with the offering, on October 29, 2024, the Company entered into a letter of engagement (the “Engagement Letter”) with D. Boral Capital LLC (the “Placement Agent”). Pursuant to the terms of the Engagement Letter, the Company agreed to pay the Placement Agent an aggregate cash fee of 7.0% of the gross proceeds from the sale of securities in the offering, and a 0.5% management fee of the gross proceeds. As additional compensation to the Placement Agent, in connection with the Transactions, the Company issued to the Placement Agent (or its designees) a warrant (the “Placement Agent Warrant”) to purchase an aggregate of 58,333 Common Shares, equal to 3.5% of the aggregate number of Common Shares sold in the offering, at an exercise price per share equal to $0.66, which is equal to 110% of the offering price of the Shares. The Placement Agent Warrants are exercisable six (6) months from the date of issuance and expire on the five-year anniversary of Initial Exercise Date (as defined in the Placement Agent Warrant). The Placement Agent Warrant may be exercisable via “cashless exercise” in certain circumstances.

The foregoing does not purport to be a complete description of each of the Purchase Agreement, Pre-Funded Warrant, and Placement Agent Warrant and is qualified in its entirety by reference to the full text of the form of each of such document, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On November 13, the Company issued a press release announcing the offering. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of the Securities Purchase Agreement
10.2	Form of Pre-Funded Warrant
10,3	Form of Placement Agent Warrant
99.1	Pricing Press Release dated November 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINEAPPLE FINANCIAL INC.
Dated: November 19, 2024
	By:	/s/ Shubha Dasgupta
	Name:	Shubha Dasgupta
	Title:	Chief Executive Officer